Exhibit 3.1

SECOND AMENDMENT TO

THIRD AMENDED AND RESTATED BYLAWS

OF

CNL HEALTHCARE PROPERTIES, INC.

(a Maryland corporation)

The undersigned, being the duly elected Secretary of CNL Healthcare Properties, Inc., a Maryland corporation (the “Company”), does hereby certify that:

1. The Board of Directors of the Company, acting by unanimous written consent dated November 4, 2025, approved and adopted the following Second Amendment to the Third Amended and Restated Bylaws of the Company dated as of June 27, 2013 (as amended, the “Bylaws”), effective immediately, to add a new Article XIV at the end thereof, reading in its entirety as follows:

ARTICLE XIV

FORUM SELECTION

Unless the Company consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, shall be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the Maryland General Corporation Law (the “MGCL”), other than any action arising under federal securities laws, including, without limitation, (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of any duty owed by any Director or officer or other employee of the Company to the Company or to the stockholders of the Company or (iii) any action asserting a claim against the Company or any Director or officer or other employee of the Company arising pursuant to any provision of the MGCL, the Articles of Incorporation or these Bylaws, or (b) any other action asserting a claim against the Company or any Director or officer or other employee of the Company that is governed by the internal affairs doctrine. None of the foregoing actions, claims or proceedings may be brought in any court sitting outside the State of Maryland unless the Company consents in writing to such court.

2. All other provisions of the Bylaws of the Company remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this Amendment on the 4th day of November, 2025.

By:	/s/ Tracey Bracco
Name:	Tracey B. Bracco
Title:	Secretary